Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-21704, No. 33-24096, No. 33-37300, No. 33-65104, No. 33-56717, No. 333-42903, No. 333-59811, No. 333-61214, and No. 333-117850 on Form S-8 and No. 333-47909 on Form S-3 of our report dated March 1, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of two new accounting standards), relating to the consolidated financial statements of The McClatchy Company and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of The McClatchy Company for the year ended December 31, 2006.

/S/ DELOITTE & TOUCHE LLP

Sacramento, California
March 1, 2007